Exhibit 99.1

APRIL 29, 2025 / 2:00PM, ABG.N - Q1 2025 Asbury Automotive Group Inc Earnings Call
C O R P O R A T E P A R T I C I P A N T S
Chris Reeves Asbury Automotive Group Inc - VP, Finance & Treasurer
David Hult Asbury Automotive Group Inc - President, Chief Executive Officer, Executive Director
Dan Clara Asbury Automotive Group Inc - Chief Operating Officer
Michael Welch Asbury Automotive Group Inc - Chief Financial Officer, Senior Vice President
C O N F E R E N C E C A L L P A R T I C I P A N T S
Jeff Lick Stephens - Analyst
Rajat Gupta J.P. Morgan - Analyst
John Murphy Bank of America - Analyst
Matthew Raab Craig-Hallum Capital Group - Analyst
David Whiston Morningstar Research Services LLC - Analyst
Bret Jordan Jefferies LLC - Analyst
P R E S E N T A T I O N
Operator
Greetings and welcome to the Asbury Automotive Group's first quarter 2025 earnings call. (Operator Instructions) As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Chris Reeves, Vice President of Finance, Investor Relations. Thank you, sir. You may
begin.
Chris Reeves - Asbury Automotive Group Inc - VP, Finance & Treasurer
Thanks operator, and good morning. As noted, today's call is being recorded and will be available for replay later this afternoon. Welcome to Asbury
Automotive Group's first quarter 2025 earnings call. The press release [detailing Asbury’s first quarter results was issued earlier this morning and is posted on our website at investors.asburyauto.com. Participating with me today are David Hult,](added by company after the call) our President and Chief Executive Officer; Dan Clara, our Chief Operating Officer; and Michael Welch, our Senior Vice President and Chief Financial Officer. At the
conclusion of our remarks, we will open up the call for questions and we'll be available later for any follow up questions.
Before we begin, we must remind you that the discussion during the call today is likely to contain forward-looking statements. Forward-looking statements are statements other than those, which are historical in nature, which may include financial projections, forecasts, and current expectations, each of which are subject to significant uncertainties.
For information regarding certain of the risks that may cause actual results to differ materially from these statements, please see our filings with the SEC from time to time, including our Form 10-K for the year ended December 31, 2024, any subsequently filed quarterly reports on Form 10-Q, and our earnings release issued earlier today. We expressly disclaim any responsibility to update forward-looking statements.
In addition, certain non-GAAP financial measures as defined under SEC rules may be discussed on this call. As required by applicable SEC rules, we provide reconciliations of any such non-GAAP financial measures to the most directly comparable GAAP measures on our website. Comparisons will be made on a year-over-year basis unless we indicate otherwise.
We have also posted an updated investor presentation on our website, investors.asburyauto.com, highlighting our first quarter results. It is now

APRIL 29, 2025 / 2:00PM, ABG.N - Q1 2025 Asbury Automotive Group Inc Earnings Call
my pleasure to hand the call over to our CEO, David Hult. David?

David Hult - Asbury Automotive Group Inc - President, Chief Executive Officer, Executive Director
Thank you, Chris, and good morning everyone. Welcome to our first quarter earnings call. I want to begin by expressing my appreciation for our hardworking team members in delivering strong first quarter results. I'm proud of the way our team members came together to serve our guests.
Since 2017, Asbury has been the top public operator in adjusted SG&A as a percentage of gross profit and in adjusted operating margin. We take pride in how we run our business to generate strong, long-term results for our shareholders.
I'd like to spend just a few moments addressing the issue of tariffs. As the scale and scope of the new tariff approach became more clear, we saw a rise in demand in late March as consumers purchased vehicles ahead of the potential price increases.
Our OEM partners are all working to determine how the tariff policies will impact their specific brand and they will communicate those decisions to us when ready. As we assess our own scenario planning, we believe our portfolio is comparatively insulated from the tariff impacts on pricing.
We estimate that approximately 56% of our new vehicle units in Q1 were produced in America and would be shielded from the tariffs. As it stands today, we are seeing a wide range of approaches for how the OEMs are addressing the tariff impacts.
We expect to get more clarity in the weeks and months ahead, but until then, predicting the trend lines for key metrics like volumes or new GPUs will be challenging.
Transitioning to highlights for the quarter. We posted another all-time record in gross profit for our parts and service business. The team built off their momentums from previous quarters with same store gross profit of 5% and same store customer pay gross higher by 6%.
I think it is important to give some historical context for the consistent growth we have produced with our stores over time. We look back at the subset of stores today that we operated in 2014 and saw a 97% increase in customer pay gross profit over that 10-year period.
Dan will provide additional detail about this in his comments. And I'm optimistic about our positioning for long term growth. Our Tekion implementation continues to progress. We recently expanded the rollout beyond our four-store pilot.
The Koons Group, which is on a different DMS than the rest of Asbury, has had multiple stores transition to Tekion and should be completed before the end of Q3. We have seen early signs of improvement in productivity and the guest experience.
Shifting to capital allocation. We are excited about the pending acquisition of the Herb Chambers Automotive Group. This is a strategic part of the country that we have been looking to enter for a long time as part of our disciplined growth strategy.
The Boston area is a traditionally resilient market that can weather different economic cycles. In addition, they have a wonderful group of luxury stores that we expect will balance our overall brand portfolio. We expect to close the transaction following OEM approval by the end of the second quarter. We also divested a Colorado Nissan store and a South Carolina Volvo store, and are continuously evaluating our portfolio to optimize brand mix.
Following the pending acquisition of Herb Chambers, we intend to focus on reducing our leverage over the next 18 to 24 months. Michael will provide more details in his remarks.

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And now for our consolidated results for the first quarter. We generated $4.1 billion in revenue, had a gross profit of $724 million and a gross profit margin of 17.5%. Our same store adjusted SG&A as a percentage of gross profit was 63.9%. We delivered an adjusted operating margin of 5.8%.
And our adjusted earnings per share was $6.82. Our adjusted EBITDA was $240 million.
Before I pass to Dan, I want to say thank you again to our valued team members for their performance and service to our guests. Now Dan will discuss our operational performance. Dan?

Dan Clara - Asbury Automotive Group Inc - Chief Operating Officer
Thank you, David, and good morning everyone. I am thankful and proud of our team members' commitment to our North Star to be the most guest-centric automotive retailer. Thank you.
Now I am going to provide some updates on our same store performance, which includes dealerships and TCA on a year-over-year basis unless stated otherwise.
Starting with new vehicles. Same store revenue was up 6% year by year and units were up 4%, driven by the boost in March sales. New average gross profit per vehicle was $3,449 a solid first quarter performance compared to normal seasonality from fourth quarter to the first quarter.
Our volume for Stellantis was up 3% this quarter compared to national sales down 12%. While this is an improvement from where we have been, we estimate the Stellantis headwind to our PVR was $125.
Across all brands, our same store new days supply was 44 days at the end of March versus 47 at the end of December.
Turning to used vehicles. First quarter unit volume was down 8% year over year. Used retail gross profit per unit was $1,587 which marks the third quarter of sequential growth. We still plan to prioritize unit profitability at this point of the used car supply cycle. We remain ready to adjust our approach to the pre-owned business based on how market conditions are shaping up. Our same store use days supply was 31 days at the end of the quarter.
Shifting to F&I, we earned an F&I PVR of $2,263, a sequential increase versus the fourth quarter. [The deferred revenue headwind of TCA was an
$11 decrease in the same store F&I PVR number year over year. As an update, we are adjusting the timing of the rollout of TCA to the Koons stores, which would change the magnitude of the deferral headwind](added by company after the call) this year. We now plan to integrate TCA in the
Koons stores by early Q4. The Koons stores are undergoing a transition to Tekion that we would like to focus on before rolling out TCA at those locations. [Michael later will walk you through additional details regarding TCA. In the first quarter, our](added by company after the call) total front-end yield per vehicle was $4,854.
Moving to parts and service, as David mentioned, it was impressive to see the consistent growth over the last couple of quarters continue. Our same store parts and service gross profit was up 5% in the quarter and up 7% in the month of March, driven by warranty.
We believe growth would have been higher if not for the weather-related disruptions. For the quarter, we generated a gross profit margin of 58.3%, an expansion of 170 basis points.
This expansion was driven by increased profitability of our higher margin segments. When looking at our customer pay and warranty performance together, they grew a combined 9.1% in gross profit. And in our Western stores, this combined figure grew 14% in gross profit, led by 14.4% growth

APRIL 29, 2025 / 2:00PM, ABG.N - Q1 2025 Asbury Automotive Group Inc Earnings Call
in customer pay.
We continue to be bullish on the long term trajectory of our parts and service business. As David mentioned earlier in his remarks, there were 54 stores in 2014 that we still owned in 2024. We looked at those stores and compared their customer pay performance back then to what they generated in 2024.
For the cohort of rooftops, we saw our customer pay gross profit dollars grow from $122 million to $241 million. An increase of nearly 100% in that
10 year period.
Through fluctuating SAAR levels, macro conditions and other economic factors, we have demonstrated our ability to consistently deliver robust, profitable growth year in and year out.
We believe that the continually aging car park and increasing complexity of modern vehicles means our stores are well-positioned to capture future service growth. And finally, we retailed over 10,500 sales through Clicklane in the first quarter.
We sold approximately 5,000 new units, or about 47% of all Clicklane sales. We view this ability to sell new cars as an important differentiating factor in the marketplace. Thank you once again to our team members as we progress along our journey to be the most guest-centric automotive retailer. I will now hand the call over to Michael to discuss our financial performance. Michael?
Michael Welch - Asbury Automotive Group Inc - Chief Financial Officer, Senior Vice President
Thank you, Dan. And thank you to our team members for a solid start to the year. For now, I will discuss our financial performance in the quarter.
For the first quarter, adjusted net income was $134 million and adjusted EPS was $6.82 for the quarter.
Adjusted net income for the first quarter of 2025 excludes net of tax, $11 million in non-cash asset impairments, $7 million of cyber insurance recovery proceeds, $3 million related to the gains on the divestitures, and $2 million of professional fees related to the pending acquisition of the
Herb Chambers Automotive Group. There were no adjustments in the first quarter of 2024.
Adjusted SG&A as a percentage of gross profit came in at 64%. As we stand today, there is a risk for slightly higher SG&A profile if tariff policies persist. The adjusted tax rate for the quarter was 24.7%. And we forecast the full year adjust the tax rate for 2025 to be 25.2%. TCA generated $19.5 million of pre-tax income in the first quarter. The negative non-cash deferral impact for the quarter was about $2 million or $0.06 on an EPS basis.
In the [fourth] quarter of 2024, this was a slight non-cash benefit to EPS. We estimate that the second quarter of 2025 would follow this trend of negative non-cash deferral impacts. As Dan mentioned, we now anticipate offering TCA in the Koons stores in early Q4. The updated schedule of the rollouts would affect the timing of the deferrals in future periods.
We have outlined our we have outlined our timeline and estimated impact on EPS on slide 18 of the presentation posted to our website this morning along with the accounting example from last quarter. The future periods have not been updated due to the uncertainty around tariffs.
Now moving back to our results, we generated $187 million of adjusted operating cash flow for the first quarter of 2025. Excluding real estate purchases, we spent $21 million in capital expenditures through March. We anticipate approximately $250 million in CapEx spend for both 2025 and 2026. However, this is dependent on the impact and duration of tariff policies with adjustments to spending as appropriate.

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Free cash flow was $166 million for the first quarter of 2025. We ended Q1 with $964 million of liquidity comprised of floor plan offset accounts, availability on both our used line and revolving credit facility, and cash, excluding cash at Total Care Auto.
In February we announced the pending acquisition of Herb Chambers Automotive Group. The transaction is valued at $1.34 billion before inventory and fixed assets to be acquired at close. This transaction amount represents $750 million of blue sky and $590 million of real estate and improvements.
We expect this deal will be financed through a combination of our credit facility funding, proceeds from the new mortgage facility, and existing cash.
Earlier this month, we amended our credit facility, which would increase our revolver capacity to $925 million and our new vehicle floor plan capacity to $2.25 billion. It was very encouraging to see that the facility was oversubscribed, showing robust interest from our banks and OEM partners.
These increases are conditioned upon and will become effective concurrent with the closing of the Chambers deal. Please refer to the 8-K filed on
April 9th for more details.
Our transaction adjusted net leverage was 2.75 times at the end of March. We anticipate that this ratio will be near the higher end of our target range shown in our presentation by next year. As it relates to capital allocation, we plan to focus on de-leveraging over the next 18 to 24 months.

We estimate that the net proceeds from pending divestitures and assets held for sales following the close of the pending Chambers deal should be between $250 million and $275 million, which would contribute a meaningful amount to paying down debt at the appropriate pace. In closing, thank you again to all our team members for your efforts and resiliency. This concludes our remarks. We will now turn the call over to the operator and take your questions. Operator?
Q U E S T I O N S A N D A N S W E R S
Operator
(Operator Instructions)
Jeff Lick, Stephens.
Jeff Lick - Stephens - Analyst
Congrats on a nice quarter. Thanks for taking my question. And as it relates to TCA on slide 18, you guys highlighted a $0.74 benefit in 1Q and then you know you have a $0.30 benefit for the rest of the year. Is that simply implying that it's going to be a $0.44 cost the rest of the year? And then also building on slide 18 you highlighted that you know 2025 to 2029 were under review, could you maybe highlight how tariffs will affect the TCA business as well?
Michael Welch - Asbury Automotive Group Inc - Chief Financial Officer, Senior Vice President
Jeff, this is Michael. Yeah, with tariffs, if it results in a decrease in the volume that would slow down the deferral impact and so you'd have less of the deferral impact in '25 and push off that deferral impact in the future years and so it's really, what that does to the SAAR level. And if you know

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SAAR ends up in the 15 million range and that's going to be a less of the deferral impact for '25. But probably more of a deferral impact in '26 and
'27, so just kind of slides it over a year, depending on the impact on volumes.
Jeff Lick - Stephens - Analyst
Got it. And just a quick follow-up on Tekion, you mentioned, you're rolling out stuff to Koons now, you guys have talked about the SG&A opportunity longer term. I'm just curious in the short term, how is the integration going and maybe if you could remind us just, big picture, how this is going to manifest itself into, substantial SG&A savings. I think you guys even highlighted that you could get into the 50s.
David Hult - Asbury Automotive Group Inc - President, Chief Executive Officer, Executive Director
Yeah, Jeff, this is David. The rollout's going extremely well, and it continues to progress, and our hope at this point is to have all stores converted by the end of 26, beginning of '27.
We still have some pending litigation we have to deal with, with CDK, but we're optimistic. The savings for us is certainly going to be a material number to us. It's on a twofold basis. We're basically unplugging two-thirds of the software applications that we have currently in CDK that we will no longer have to pay. And then with each application that we have in CDK, we have to pay a fee for integration on a monthly basis, so those fees go away as well.
So there's a benefit on overall expense savings there on the flip side, we see the benefits on the productivity. If our productivity increases per employee like we anticipate what we're seeing early on, that lowers our personnel cost as well.

Jeff Lick - Stephens - Analyst
Great, I'll pass it along and congrats again.
Operator
Rajat Gupta, J.P. Morgan.
Rajat Gupta - J.P. Morgan - Analyst
Great, thanks for taking the question. I just had one question on just, overall, gross profit performance. I mean if you look at the unit performance and the same store service performance, it seems a little bit below, than some of the peers that are reported. I was curious if there's anything you can point to either in terms of, regional differences. I know you have a lot of exposure in the DC area, maybe that caused an outsized headwind.
Any way you can unpack, what might be causing that divergence, if any, in your opinion, and have a quick follow-up. Thanks.
David Hult - Asbury Automotive Group Inc - President, Chief Executive Officer, Executive Director
Rajat. This is David. It was a lot went on in the quarter. It started off January a little bit soft for us. We had a lot of weather issues and a lot of our markets, and we pull out Sundays and we look at the quarter, we generate around $50 million of revenue a day. And that kind of ties into the days

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we lost with weather as far as where we're off there.
As we started to progress into the quarter and things were heating up on the tariffs, my message to the operators was don't chase volume. We can't replace the cars that we have - focus on gross profit. Don't get caught up in volume. I think when you look at growth quarter over quarter, you can't just get caught in the concept of how much someone's up, but what are the dynamics within the quarter and how do we maximize our returns?
And I think at the end of the day we're here to maximize our returns, which I think we did again, by so far having the highest operating margin and the lowest SG&A.
Rajat Gupta - J.P. Morgan - Analyst
Were there any regions that saw maybe some outsized weakness, relatively within, your store group?
Michael Welch - Asbury Automotive Group Inc - Chief Financial Officer, Senior Vice President
The only reason, as you would expect, the DC market, that area around DC and Baltimore, we saw some, weakness there just with the uncertainties around the government jobs. So that's the one market that kind of stood out as a tough market. Other than the ones that David mentioned in terms of, weather impact we had, weather impact across a lot of our stores.
David Hult - Asbury Automotive Group Inc - President, Chief Executive Officer, Executive Director
We had in Georgia, the Carolinas, Indiana, St. Louis, Northern Florida. Unfortunately, we just got hit hard compared to year over year, and Koons probably took the biggest hit.

Rajat Gupta - J.P. Morgan - Analyst
Got it. That's helpful. And then just one question on Herb Chambers. I know like in the past when there was a lot of uncertainty, during the pandemic years, you had exercised the option to, walk away from the Park Place deal and then you're again renegotiated, are those terms and agreements still in place even for Herb Chambers, in case, the macro got worse due to the tariff backdrop? Just curious how you'd approach it in that backdrop and what the breakup fee would be like for Asbury? Thanks.
David Hult - Asbury Automotive Group Inc - President, Chief Executive Officer, Executive Director
Sure, the asset purchase agreement we have doesn't have a breakup fee for us. It does for the seller. We do have a MAC in the contract. Based on current market conditions, we don't see any reason to not move forward with the deal, and there's nothing in the contract that would allow us to get out at this point, but we don't have interest in getting out at this point in the contract, and the group is performing extremely well in the first half of the year. Like most, we're hoping the next couple months create a lot of clarity with the tariffs.
But as we said in our statements, 56% of our products that we're selling is US-based and not involved in the tariffs, plus our parts and service business and our TCA business. We think we're in a good position. We also think long term as we should be thinking for our shareholders, this is a

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really great asset in a part of the country we've been trying to get into for a while, and we believe the luxury mix and their brand recognition and name in the market is certainly the dominant player in that area.
Rajat Gupta - J.P. Morgan - Analyst
Understood. That's very clear. Thanks for all the color and good luck.
Operator
John Murphy, Bank of America.
John Murphy - Bank of America - Analyst
Good morning, guys. Just three quick ones. David, first on front-end, gross is $4,852 is a really good number. I mean, people are looking at the year over year decline and looking at some of the components, but I think, last year, as you kind of average out the year, you ran it $4,880. So the year-over-year declines are slowing.
You're kind of reaching what appears maybe sort of an asymptotic limit. On the downside, how do you think about that front-end yield or that front-end gross, going forward? I mean, there's a lot of moving parts in it, but it seems like we're kind of, getting close to a floor here.
David Hult - Asbury Automotive Group Inc - President, Chief Executive Officer, Executive Director
John, I'll take a shot at it and hopefully at some point every time I repeat this it'll get some credibility in the street. We're a different company today than we were, pre-COVID. Our store balance mix is different. It shows that our acquisitions prior to COVID were accretive as far as GPUs go to what the legacy Asbury was, and I think you're seeing that in the numbers. The other comment that I would make, and Dan can follow this up if he wants, was my comment to Rajat.
I don't think necessarily highest year over year increases in certain areas necessarily project a winner. I think it's based upon the market conditions, and the market conditions were such in Q1 where we had beyond weather issues.

You could see the winds coming with the tariffs, and to us the inventory we had on the ground, couldn't be replaced at the same dollar value in general thinking, so why would we give the cars away? We should focus on gross profit and not chase volume, and that's what we chose to do. It's certainly debatable, but that's what we chose to do.
The weather days, as I said earlier, tied into the revenue miss that we think we had, and we feel really comfortable with the stability that we had, and I think that Dan's comment is really relevant when you look at customer pay and warranty combined at 9%. That's a pretty strong number coming through the weather issues and the delays we had within Q1.
John Murphy - Bank of America - Analyst
Okay, and then just a second one on parts and service. I mean, I guess you're talking about this on the weather, etc., that you know to press the

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quarter, but I mean, there's no change really in in your view that you should be doing mid to high single digits on the same store basis.
I'm just curious if there's any change there. I know you're seeing the consumer, kind of getting freaked out and maybe buying ahead on vehicles, but maybe on service work hitting the hitting the pause button and we're seeing some deferred maintenance potentially build up with a slightly slower same store sales on parts and service.
Dan Clara - Asbury Automotive Group Inc - Chief Operating Officer
Hi, John, good morning. This is Dan. No, our thought process is still the same. We're not changing our outlook of fixed operations mid-single digit growth. As far as the second question of our foreseeing any slowdown or pushing back, service work because of tariffs, I would say, we've seen a little bit of the opposite where customers are calling in and getting more information as to what the true impact is of the parts, the cost of the parts to repair future services.
And we share with them that this is something that the OEMs are slow cautiously watching and we only share the information that we have with them, but in some cases some of these guests have decided to move their services up front rather than delay it in hopes that if the tariff does impact parts in a negative way that they have already serviced their car at least for the short term.
David Hult - Asbury Automotive Group Inc - President, Chief Executive Officer, Executive Director
And John, I would add, as I said in my statement that base of 54 stores that we still own in '24, to go, from 122 million to 240 million with essentially flat volume because, SAAR went up and down during that period. But when you snapshot '14 against '24, to grow $100 million in 54 stores with essentially flat volume shows our growth within the market and stays consistent.
And the other thing that I think it's really important to refer to is slide 15 on our IR deck where it shows the average miles through the shop at over
71,000, approaching 72,000. And we have some stores over 90,000, but the average is over 71,000.
That's pretty strong, and it shows tremendous growth there. So that also insinuates, supposedly the franchise dealer loses the customer after warranty. Well, this is well after warranty, and it shows we're retaining it and we keep getting it. It's not coming in huge chunks at once, but it's slow steady growth, which we think is smart because we want to retain the customers as well. So we're very focused on that.
And as I've said in prior calls, in my opinion between now and ‘30, between the EVs and all the other things going on in the marketplace right now and technology changing, we think we're in an opportunity over the next several years to grow revenue because cost of ownership is going to go up and the service expenses are going to go up as well.
The cost for ownership is going to go up. We see this as favorable for us and with technology the way it is, we think it makes it tougher for the independents and we see it as an opportunity for the franchise model to continue to thrive and grow.

John Murphy - Bank of America - Analyst
I completely agree. Just one last one, David, on Tekion, I think a lot of folks tend to focus on the cost side of the equation, but is that system is, integrated, are there other, revenue opportunities as folks become more efficient? Do you -- how do you think about it sort of on the sort of the

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top line potential benefit as opposed to just the cost side?
David Hult - Asbury Automotive Group Inc - President, Chief Executive Officer, Executive Director
Sure, John, I, I'll take a stab at it and please follow-up if it doesn't make sense what I'm saying. One of the main elements that we did when we designed our software with Tekion was a one customer profile.
So basically, right now in Atlanta with the stores that we have, if you do business in one store and your wife does business in another store, the two stores can't see that. With our one customer profile, all stores see that customer and the family and what goes on, so it allows us to better communicate. It's also a one CRM for all departments. Usually CRMs are just for a sales department.
They have a CRM for sales, service, parts, collision. So it allows us better connectivity, better communication, more efficient marketing, and communication to that consumer as well. So we see an opportunity with efficiencies and costs for marketing. We see obviously lower cost with the software.
But to your point, as technology continues to advance, our production per employee or on the sales side, sales units per salesperson, we expect to see it go up over time fairly materially, which is going to save us on the expense line and we're also starting to see it on the productivity per service advisor as well.
As the technicians get more comfortable with videos and technology that they have and how seamless it's integrated into Tekion, it just makes it a lot easier. It also allows the consumer at the same time, instead of just getting a text message to see how their car did on an MPI, they're getting to see all the documents and create their own library. So the transparency and communication we think is going to build trust, which is going to allow us to capture more business within the markets we compete in.
John Murphy - Bank of America - Analyst
Super helpful, thank you very much.
Operator
Ryan Sigdahl, Craig-Hallum Capital Group.
Matthew Raab - Craig-Hallum Capital Group - Analyst
Hey, thanks. This is Matthew Raab on for Ryan. I believe it was mentioned, there's risk to a slightly higher SG&A profile if the tariffs persist. What sort of guard rails would you provide to us knowing what you know today about the tariff situation? I think last quarter you called out kind of a mid-60% range for 2025, any puts/takes there would be helpful. Thanks.

Michael Welch - Asbury Automotive Group Inc - Chief Financial Officer, Senior Vice President
Yeah, it'd be slightly higher than that, so call it mid to high 60s if that's assuming that you had a big fall off on volume, and so we'll be able to control the cost, a lot of our costs are variable and compensation related or advertising related. And so we're able to pull the leverage pretty quick to get

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the cost out, but if you saw a meaningful drop off, in the sales volume, you'd see a little bit of an uptick on the SG&A side.
David Hult - Asbury Automotive Group Inc - President, Chief Executive Officer, Executive Director
And just as a follow-up, if the volume goes down, we contract the headcount and generally speaking, over the last few decades in the franchise model when volume decreases, usually margins sustain or grow.
Matthew Raab - Craig-Hallum Capital Group - Analyst
That's great, thank you very much.
Operator
(Operator Instructions)
David Whiston, Morningstar.
David Whiston - Morningstar Research Services LLC - Analyst
Going back to Tekion, David, you said that personnel costs are going down with the pilot, and so once you roll that out everywhere, does that mean that these personnel costs be more from you at that point headcount reductions could be done, or do you mean that that there would be less replacement hiring?
David Hult - Asbury Automotive Group Inc - President, Chief Executive Officer, Executive Director
Yeah, David, let me clarify that. Headcount has not gone down today, like anything else, you get better with practice with software and you become more efficient with it over time, compared to the software in the stores we had before and what we have with Tekion, it's kind of like going from a car to a Ferrari, a traditional car, so it takes a while to get used to it.
We're confident that over time headcounts will come down because we will be more productive, but it's also part of our vision of being a flatter organization and offering our better guest experience. Time and efficiency is what matters to our guests, and we think this software along with future training and efficiencies will certainly get us there.
We also think when the headcount comes down, our income per employee will go up, which is going to allow us to garner a higher quality employee to service our guests. Our focus is that, I mean at the end of the day we gain or grow a business based on the level of service we offer.
David Whiston - Morningstar Research Services LLC - Analyst
And on tariffs, likely there'll be some type of price increases eventually. Do you think that the automakers would be more likely to first try and cut incentives, try and do it in an indirect way, or do you think they'll just be more blunt and just do an increase and try and get it over with?

David Hult - Asbury Automotive Group Inc - President, Chief Executive Officer, Executive Director
Yeah, I wish I knew the answer to that. I would tell you it's going to vary dramatically by brand, and let's face it, I mean, the demand from the

APRIL 29, 2025 / 2:00PM, ABG.N - Q1 2025 Asbury Automotive Group Inc Earnings Call
consumer is going to dictate what the threshold is for price increases. If you have a product pre-tariff that has a high day supply and a low turn, that's not a car that can absorb a price increase. I would assume the first lever would be to back off on incentives.
Some have already done that, some have not. I think it's really too early to tell, and everyone's trying to navigate what the future holds. I think the other thing is whatever sticks at the end of the day, all of us will be able to create our plans and move forward, which we're excited to get to that point.
But it also could fluctuate what models you see coming to the US and what kind of supply and if any models get eliminated along the way. Again,
I wish I had more insight, but I think it's a little bit early to figure out where it's going to settle.
David Whiston - Morningstar Research Services LLC - Analyst
And on that point of uncertainty, which I totally understand, I'm going to ask you another one that's tough to say, but do you think a lot of March was more pull forward or a lot of pent up demand?
David Hult - Asbury Automotive Group Inc - President, Chief Executive Officer, Executive Director
Yeah, David, and I heard our peers, from our standpoint, March was kind of pacing along like a traditional March for us. It wasn't until the last 7 to
10 days of the month that it started to go on a little bit higher trajectory.
Again, I can't stress it enough. We really started focusing on in the middle of the quarter, don't chase volume. Let's focus on margin, hold off, you can't replace that car. So right or wrong, our focus was on generating gross, I mean per transaction and less on volume, but there was a slight uptick towards the end of the quarter. I wouldn't say there was any uptick in parts and service, but we certainly did see it on the sales side slightly.
David Whiston - Morningstar Research Services LLC - Analyst
Thanks, guys.
Operator
Bret Jordan, Jefferies.
Bret Jordan - Jefferies LLC - Analyst
Hey, good morning guys. On the parts and service, could you give us maybe you said it and I missed it, but what was the contribution from price versus car count? And I guess as you think about the year shaking out, how do you see price contributing to that mid-single digit growth in parts and service?
Dan Clara - Asbury Automotive Group Inc - Chief Operating Officer
Brett, I'm sorry, I missed the question. Can you please repeat it?

Bret Jordan - Jefferies LLC - Analyst
Yeah, in the parts and service, what was price versus car count in a ticket versus traffic and I guess in your outlook for the year, where do you see

APRIL 29, 2025 / 2:00PM, ABG.N - Q1 2025 Asbury Automotive Group Inc Earnings Call
price contributing to the mid-single digit growth?
David Hult - Asbury Automotive Group Inc - President, Chief Executive Officer, Executive Director
This is David, Brett. I would tell you because of the weather impacts, the traffic count was slightly above in what we've been trending the last couple quarters has been the revenue or dollar increases. Part of it you can kind of see in our brand mix of what we have and what we're generating per transaction, but it's generally dollar increases more than traffic increases.
We anticipate in the future quarters, meaning the spring and summer, not to have weather related issues and that car count to increase, but what you saw in the quarter was mainly dollar increase.
Bret Jordan - Jefferies LLC - Analyst
And then a question on luxury. It seems like a couple of the German brands are holding product free tariff at the import.
Do you see any sort of short term issue on supply? It sounds like maybe Porsche, Audi have enough to get through May, but is what you hear from the OEs, will they probably keep the inventory flowing, or is there a risk that we're going to stock out in some of the German luxury brands?
David Hult - Asbury Automotive Group Inc - President, Chief Executive Officer, Executive Director
Yeah, and then kind of the comment earlier about us not chasing volume, you can't replace it. We -- when the brands announced Porsche, Audi, and Land Rover, kind of announced that they were holding off shipments coming to the US, generally they had between a 45 and 60 day supply of vehicles currently in the United States.
So that gave them, this is my thought, not theirs, they don't share it, but, it gave them inventory on the ground that was not tariffed, and if they brought shipments in early, meaning continued the shipments, they were going to have that heavy tariff.
And if for some reason things got worked out in 45, 60 days later, they would have had that product on the ground at a much higher tariff rate potentially. So I'm assuming it was a little bit strategic to say let's take a breath. We have enough product in the United States.
Let's see where the dust settles, decide what we're going to do. To your point, we are certainly getting down a lower days supply than we would like to be at, and we're looking forward to those shipments to continue. But not inside knowledge from an OEM perspective, just an opinion from sitting on the sidelines watching it.
Bret Jordan - Jefferies LLC - Analyst
Okay great. Thank you.
Operator
There are no further questions at this time. I would now like to turn the floor back over to David Hult for closing comments.

David Hult - Asbury Automotive Group Inc - President, Chief Executive Officer, Executive Director
Thank you very much. This concludes our call today. We appreciate you all participating and we look forward to discussing our performance in the

APRIL 29, 2025 / 2:00PM, ABG.N - Q1 2025 Asbury Automotive Group Inc Earnings Call
next quarter. Have a great day.
Operator
This concludes today's teleconference. You may disconnect your lines at this time. Thank you for your participation.
-2025-04-29T20:20:58.150